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                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-60201, 33-7079, 33-11340, 33-30983 and 33-50185 on Form S-8 of our report dated February 4, 2000 (February 21, 2000 as to Note V) (which expresses an unqualified opinion and includes explanatory paragraphs concerning the change in accounting for recording layaway sales, the Company's filing for reorganization under Chapter 11 of the Federal Bankruptcy Code, and substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Service Merchandise Company, Inc. for the fiscal year ended January 2, 2000.




/s/ DELOITTE & TOUCHE LLP


Nashville, Tennessee
March 14, 2000